THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-112367

                Subject to Completion. Dated February 11, 2004.

          Prospectus Supplement to Prospectus dated February 6, 2004.

                                      Capital Securities
                            GOLDMAN SACHS CAPITAL I
                                % Capital Securities
                (Liquidation amount $1,000 per capital security)
                      Fully and unconditionally guaranteed
                       to the extent described herein by
[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                            -----------------------
    The capital securities will be issued by Goldman Sachs Capital I, a Delaware statutory trust. The Goldman Sachs Group, Inc. will own all of the outstanding trust common securities of the issuer trust and will fully and unconditionally guarantee, on a subordinated basis, payment of amounts due on the capital securities to the extent described in this prospectus supplement. The issuer trust will use the proceeds received in connection with the sale of the capital
securities and trust common securities to purchase    % junior subordinated
debentures due February   , 2034 issued by The Goldman Sachs Group, Inc.

    Distributions on the capital securities will be cumulative from the date of
original issuance and will be payable semi-annually in arrears on February   and
August   of each year, commencing August   , 2004.

    Distributions on the capital securities may be deferred for up to 10 consecutive semi-annual periods at a time. The capital securities may be redeemed at any time, at a redemption price that includes a make-whole amount as described in this prospectus supplement.

    See "Risk Factors" beginning on page S-6 to read about factors you should consider before buying the capital securities.
                            -----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            -----------------------

                                                                Per
                                                              Capital
                                                              Security        Total
                                                              --------        -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Goldman Sachs Capital I.......  $           $

    The initial public offering price set forth above does not include accrued distributions, if any. Distributions on the capital securities will accrue from
February   , 2004 and must be paid by the purchaser if the capital securities
are delivered after February   , 2004. Because Goldman Sachs Capital I will use
all of the proceeds from the sale of the capital securities and its trust common securities to purchase junior subordinated debentures of The Goldman Sachs Group, Inc., The Goldman Sachs Group, Inc. will pay the underwriting discount.
                            -----------------------

    The underwriters expect to deliver the capital securities in book-entry form only, through the facilities of The Depository Trust Company against payment in
New York, New York on February   , 2004.

    Goldman Sachs may use this prospectus supplement in the initial sale of the capital securities. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the capital securities after their initial sale and, unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used by them in a market-making transaction.
                              GOLDMAN, SACHS & CO.
                            -----------------------
                 Prospectus Supplement dated February   , 2004.

                                    SUMMARY

     This summary highlights information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the capital securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the capital securities discussed in this prospectus supplement and the accompanying prospectus.

     Please note that, throughout this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "GS Group", "we," "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, references to "Goldman Sachs" refer to GS Group together with its consolidated subsidiaries and references to the "Issuer Trust" mean Goldman Sachs Capital I. Also, references to "holders" of the capital securities mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in capital securities through participants in The Depository Trust Company or other entities unless otherwise stated. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

     The terms described here supplement those described in the accompanying prospectus, and if the terms described here are inconsistent with those described there, the terms described here are controlling.

Issuer Trust..................   Goldman Sachs Capital I is a Delaware statutory
                                 trust created solely for the purpose of issuing capital securities to investors and trust common securities to us and investing the aggregate proceeds in an equivalent amount of our junior subordinated debentures. The junior subordinated debentures will be the sole assets of the Issuer Trust.

                                 Goldman Sachs Capital I has its principal office and mailing address at c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004.

The Offering..................   The Issuer Trust is offering $       aggregate
                                 liquidation amount of capital securities for
                                 $       per capital security. Each capital
                                 security will represent an undivided preferred beneficial interest in the assets of the Issuer
                                 Trust. The Issuer Trust will use the proceeds from the sale of its capital securities and the trust common securities to purchase the junior subordinated debentures from GS Group. The
                                 Issuer Trust will pass through to you as distributions the interest payments it receives from GS Group on the junior subordinated debentures.

                                 The diagram to the left outlines a simplified form of the relationship among the investors in the capital securities, the Issuer Trust, the junior subordinated debentures, GS Group and the subordinated guarantee of the capital securities by GS Group. As shown to the left:


(OFFERING DIAGRAM)                          -  Issuer Trust issues the capital securities.
                                            -  Issuer Trust uses the proceeds from the capital
                                            securities and the trust common securities to purchase
                                               junior subordinated debentures issued by GS Group.
                                            -  GS Group makes semi-annual interest payments on the
                                               junior subordinated debentures to the Issuer Trust.
                                            -  Issuer Trust uses the semi-annual interest payments
                                            it receives from GS Group to pay the semi-annual
                                               distributions to the holders of the capital
                                               securities.
                                            -  GS Group will guarantee, on a subordinated basis,
                                               payments of amounts due on the capital securities to
                                               the extent provided under "Description of Guarantee".

                                 See "Relationship Among the Capital Securities and the Related Instruments" in this prospectus supplement.

Liquidation Amount............   $1,000 per capital security.

Distributions.................   Distributions on the capital securities will be
                                 cumulative from the date they are issued and
                                 will be payable semi-annually in arrears at the
                                 annual rate of    % on February   and August
                                 of each year, beginning August   , 2004. The
                                 amount of distributions payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Deferral of Distributions;
Certain Tax Consequences......   We may, on one or more occasions, defer
                                 interest payments on the junior subordinated
                                 debentures for up to 10 consecutive semi-annual
                                 periods (provided that, during any such
                                 extension period, we and our subsidiaries, in
                                 general, do not declare or pay any dividends
                                 on, or redeem, purchase, acquire or make a
                                 liquidation or guarantee payment with respect
                                 to, any shares of our capital stock or any of
                                 our debt that ranks junior to or pari passu
                                 with the junior subordinated debentures),
                                 unless an event of default under the
                                 subordinated debt indenture with respect to
                                 those debentures has occurred and is
                                 continuing. A deferral of interest payments
                                 cannot extend beyond the maturity date of the
                                 junior subordinated debentures, which is
                                 February   , 2034. If we defer interest
                                 payments, the Issuer Trust also will defer the payment of distributions on the capital securities. During any extension period, your distribution will continue to accrue, and interest on the unpaid distributions will continue to compound, semi-annually. During any extension period, you will be required to accrue interest income and include it in your gross income for U.S. federal income tax purposes, even if you are a cash basis taxpayer. Deferral of interest payments and distributions will not result in a default or event of default.

Ranking.......................   Except as described below under "Description of
                                 the Capital Securities -- General", the capital securities of the Issuer Trust will rank (i) equally, and payments on them will be made pro rata, with the trust common securities of the Issuer Trust, (ii) junior to all of our senior indebtedness (and most of our senior subordinated debt) and (iii) senior to our common stock. However, the capital securities will rank senior to the trust common securities as to payment if and so long as we fail to make a principal or interest payment on the junior subordinated debentures when due. Neither the capital securities, the junior subordinated debentures nor the guarantee will contain any terms that will limit our ability to incur additional indebtedness, including indebtedness that would rank senior in priority of payment to the junior subordinated debentures and the guarantee.

Optional Redemption...........   We may redeem the capital securities, in whole
                                 at any time or in part from time to time, provided that no partial redemption may occur when distributions are deferred.

                                 In addition, we may elect to redeem the capital securities, in whole but not in part, at any time upon the occurrence of:

                                 - changes in U.S. federal income tax laws or regulations that could have adverse tax consequences for us or the Issuer Trust; or

                                 - changes in laws or regulations that pose more than an insubstantial risk that the Issuer Trust will be required to register as an "investment company" under the Investment Company Act of 1940.

                                 In each case, the redemption price will include a make-whole amount as described below under "Description of the Capital
                                 Securities -- Redemption" plus accumulated and unpaid distributions to the redemption date. The make-whole amount will be smaller if the redemption is due to a tax or regulatory event than if it is not.

Liquidation Distribution......   We may dissolve the Issuer Trust at any time.

                                 If we dissolve the Issuer Trust, the Issuer
                                 Trust will distribute the junior subordinated debentures to you in exchange for the capital securities. Under certain circumstances, the holders of capital securities may be entitled to receive an amount equal to the aggregate of the liquidation amount plus any accrued and unpaid distributions. In all cases, however, distributions will be made only to the extent of the Issuer Trust's assets that are available after satisfaction of all liabilities to creditors, if any.

Junior Subordinated
Debentures....................   The junior subordinated debentures will have
                                 interest rate, distribution, redemption and
                                 liquidation amount terms that correspond to
                                 those terms of the capital securities. The
                                 junior subordinated debentures will mature on
                                 February   , 2034.

Guarantee.....................   The guarantee agreement executed by us for the
                                 benefit of the holders of the capital
                                 securities will be subordinated with respect to the capital securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such capital securities when the Issuer Trust does not have funds available to make such payments. See
                                 "Description of Capital Securities and Related
                                 Instruments -- Guarantees and Expense
                                 Agreements" in the accompanying prospectus for further details.

Book-Entry Issuance Only......   The capital securities will be issued only in
                                 book-entry form -- i.e., as global securities registered in the name of The Depository Trust
                                 Company ("DTC"), New York, New York, or its nominee. The sale of the capital securities will settle in immediately available funds through DTC. You will not be permitted to withdraw the capital securities from DTC except in the limited situations described under "Legal Ownership and Book-Entry
                                 Issuance -- What is a Global
                                 Security? -- Holder's Option to Obtain a
                                 Non-Global Security; Special Situations When a
                                 Global Security Will Be Terminated" in the accompanying prospectus.

                                 Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus for additional information about indirect ownership of interests in the capital securities.

Voting Rights.................   Holders of the capital securities will have
                                 only limited voting rights and, except upon the occurrence of certain events described in this prospectus supplement or the accompanying prospectus, will not be entitled to vote.

                                  RISK FACTORS

An investment in the capital securities involves a number of risks. You should carefully review the following risk factors and other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suitable for you.

YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO THE JUNIOR SUBORDINATED DEBENTURES AS WELL AS THE CAPITAL SECURITIES

     The Issuer Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities. In addition, the Issuer Trust may distribute the junior subordinated debentures in exchange for the capital securities upon its dissolution and liquidation. Accordingly, you should carefully review the information in the accompanying prospectus and this prospectus supplement regarding both of these securities.

PAYMENTS ON THE CAPITAL SECURITIES ARE DEPENDENT ON OUR PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES

     The ability of the Issuer Trust to pay distributions timely on the capital securities and to pay the liquidation amount is dependent upon our making the related payments on the junior subordinated debentures when due.

     If we default on our obligation to pay principal of or any premium or interest on the junior subordinated debentures, the Issuer Trust will not have sufficient funds to pay distributions or the liquidation amount. As a result, you will not be able to rely upon the guarantee for payment of these amounts. You or the property trustee may, however, sue us to enforce the rights of the Issuer Trust under the junior subordinated debentures. For more information, please refer to "Description of Capital Securities and Related
Instruments -- Corresponding Subordinated Debt Securities -- Enforcement of Certain Rights by Holders of Capital Securities" and "Description of Capital Securities and Related Instruments -- Relationship Among the Capital Securities and the Related Instruments -- Enforcement Rights of Holders of Capital Securities" in the accompanying prospectus.

OUR OBLIGATIONS WILL BE DEEPLY SUBORDINATED, AND WE WILL PAY OUR OTHER DEBT OBLIGATIONS BEFORE WE PAY YOU

     Our obligations under the guarantee and under the junior subordinated debentures will be unsecured and rank subordinate and junior in right of payment to all of our senior indebtedness, which includes nearly all of our existing indebtedness (including any subordinated debt securities not issued to the Issuer Trusts and other subordinated debt). For further information regarding our existing indebtedness, see "Description of the Junior Subordinated Debentures -- Subordination" below.

     Neither the subordinated debt indenture governing the junior subordinated debentures nor the amended and restated trust agreement and the guarantee relating to the capital securities will place any limitation on the nature or amount of additional indebtedness that we, or our subsidiaries, may incur in the future.

YOU WILL NOT RECEIVE TIMELY DISTRIBUTIONS IF WE ELECT TO DEFER PAYMENTS

     We may defer the payment of interest on the junior subordinated debentures at any time and in each case for up to 10 semi-annual consecutive interest periods, provided that (1) no extension period may extend beyond the stated maturity date and (2) we are not in default under the subordinated debt indenture governing the junior subordinated debentures (unless our default has not ripened into a formal "event of default"). If there is a deferral, the Issuer Trust also will defer distributions on the capital securities. Before any extension period ends, we may elect to extend the period further.

     At the end of any extension period and the payment of all interest then accrued and unpaid, we may elect to begin a new extension period. There is no limitation on the number of extension periods. Deferrals of payments during an extension period will not result in a default or event of default. For further information on our option to defer payments, see "Description of Capital Securities and Related Instruments -- Corresponding Subordinated Debt Securities -- Option to Defer Interest Payments" in the accompanying prospectus and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Date" below.

IF WE ELECT TO DEFER INTEREST PAYMENTS, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE THE MONEY

     During an extension period, you would be required to accrue interest income for U.S. federal income tax purposes on your proportionate share of the junior subordinated debentures held by the Issuer Trust, even if you are a cash basis taxpayer. As a result, you would need to include this income in your gross income for U.S. federal income tax purposes in advance of the receipt of cash. You also would not receive the cash related to any accrued and unpaid interest income from the Issuer Trust if you dispose of the capital securities prior to the record date for the payment of distributions. For further information, see "United States Taxation -- Taxation of Capital Securities -- Interest Income and Original Issue Discount" and "-- Sale or Redemption of Capital Securities" in the accompanying prospectus.

THE MARKET PRICE OF THE CAPITAL SECURITIES MAY NOT REFLECT UNPAID INTEREST, AND YOU MAY SUFFER A LOSS IF YOU SELL THEM WHILE INTEREST REMAINS UNPAID

     Because of our right to defer interest payments on the junior subordinated debentures, the market price of the capital securities may be more volatile than the market prices of similar securities that do not have this feature. If we exercise our right to defer, the market price of the capital securities may decline. Accordingly, the capital securities that you purchase, whether in an offering made pursuant to the prospectus supplement or in the secondary market, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid.

     If you dispose of your capital securities before the record date for the payment of a distribution, then you will not receive that distribution. However, you will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of the sale as ordinary income for U.S. federal income tax purposes and to add the amount of the accrued but unpaid interest to your tax basis in the capital securities. Your increased tax basis in the capital securities will increase the amount of any capital loss that you may have otherwise realized on the sale. In general, an individual taxpayer may offset only $3,000 of capital losses against ordinary income during any year. For further information on tax consequences, see "United States
Taxation -- Taxation of Capital Securities -- Sale or Redemption of Capital Securities" in the accompanying prospectus.

WE MAY REDEEM THE JUNIOR SUBORDINATED DEBENTURES UPON THE OCCURRENCE OF SPECIFIED TAX OR REGULATORY EVENTS

     We may redeem the junior subordinated debentures at any time, in whole or (unless interest payments are being deferred) in part at our option. We may also redeem the junior subordinated debentures in whole at any time within 90 days following the occurrence of the following tax or regulatory events:

     - any change in tax laws or regulations (or any official interpretation) that poses a substantial risk that the capital securities might lose their special tax treatment; or

     - any change in laws or regulations (or any official interpretation) that poses a substantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940.

     If we redeem the junior subordinated debentures, the Issuer Trust will be required to redeem the capital securities. Also, the redemption price we will pay upon a redemption on any particular date will be lower if the redemption is due to a tax or regulatory event, as described above, than if it is not. For further information on redemption, see "Description of the Junior Subordinated Debentures -- Redemption" below.

THE ISSUER TRUST MAY DISTRIBUTE THE JUNIOR SUBORDINATED DEBENTURES IN EXCHANGE FOR THE CAPITAL SECURITIES, WHICH COULD AFFECT THE MARKET PRICE AND COULD BE A TAXABLE EVENT

     We may dissolve the Issuer Trust at any time. After satisfying its liabilities to its creditors, the Issuer Trust may distribute the junior subordinated debentures to the holders of the capital securities. For further information, see "Description of Capital Securities and Related
Instruments -- Liquidation Distribution Upon Dissolution" in the accompanying prospectus and "Description of the Capital Securities -- Liquidation Distribution Upon Dissolution" below.

     We cannot predict the market prices for capital securities or for the junior subordinated debentures that may be distributed in exchange for capital securities. Accordingly, the capital securities, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid to purchase the capital securities.

     Under current U.S. federal income tax law and assuming, as we expect, that the amended and restated trust agreement will contain substantially identical terms as the form of amended and restated trust agreement attached as an exhibit to our registration statement, and each Issuer Trust will not be classified as an association taxable as a corporation, you should not be taxed if we dissolve the Issuer Trust and the Issuer Trust distributes junior subordinated debentures to you. However, if the Issuer Trust were to become taxed on the income received or accrued on the junior subordinated debentures due to a tax event, both you and the Issuer Trust might be taxed on a distribution of the junior subordinated debentures by the Issuer Trust. For further information, see "United States Taxation -- Taxation of Capital Securities -- Distribution of Subordinated Debt Securities to Holders of Capital Securities Upon Liquidation of the Issuer Trusts" in the accompanying prospectus.

INVESTORS WILL NOT CONTROL THE ADMINISTRATION OF THE ISSUER TRUST AND WILL HAVE LIMITED VOTING RIGHTS

     We will hold all the common securities of the Issuer Trust. These securities give us the right to control nearly all aspects of the administration, operation or management of the Issuer Trust, including selection and removal of the administrative trustees. The capital securities, on the other hand, will generally have no voting rights. You will be able to vote only on matters relating to the modification of the terms of the capital securities or the junior subordinated debentures, the acceleration of payments and other matters described in the accompanying prospectus. For further information, see "Description of Capital Securities and Related Instruments -- Voting Rights; Amendment of Each Trust Agreement" in the accompanying prospectus and "Description of the Capital Securities -- Voting Rights; Amendment of the Amended and Restated Trust Agreement" below.

                       RATIO OF EARNINGS TO FIXED CHARGES

                         THE GOLDMAN SACHS GROUP, INC.
                                  (UNAUDITED)


 THREE MONTHS ENDED          THREE MONTHS ENDED          THREE MONTHS ENDED           NINE MONTHS ENDED
  FEBRUARY 28, 2003             MAY 30, 2003               AUGUST 29, 2003             AUGUST 29, 2003
 ------------------          ------------------          ------------------          ------------------
        1.52x                       1.51x                       1.50x                       1.51x

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for the ratio of earnings to fixed charges for the years ended November 27, 1998 through November 29, 2002.

                                USE OF PROCEEDS

     The Issuer Trust will use the proceeds from the offering of the capital securities to purchase the junior subordinated debentures issued by us. We expect to use the net proceeds from the sale of the junior subordinated debentures to provide additional funds for our operations and for our other general corporate purposes. The net proceeds will not be invested in, or otherwise made available to, the Issuer Trust.

                                THE ISSUER TRUST

     Goldman Sachs Capital I is a statutory trust created under Delaware law pursuant to:

     - a trust agreement executed as of January 20, 2004 by us, as depositor of the Issuer Trust, and the Delaware trustee of the Issuer Trust; and

     - a certificate of trust filed with the Delaware Secretary of State on January 21, 2004.

     The Issuer Trust will offer to the public capital securities representing undivided beneficial interests in assets of the Issuer Trust. In addition to capital securities offered to the public, the Issuer Trust will sell trust common securities to GS Group representing common beneficial interests in the Issuer Trust. All of the trust common securities of the Issuer Trust will be owned by us. The trust common securities and the capital securities are also referred to together as the "trust securities".

     The total pro forma capitalization of Goldman Sachs Capital I, as adjusted to give effect to the offering of the capital securities offered hereby and the
issuance of the trust common securities to GS Group, will be $          , which
consists of trust common securities representing shareholders' equity of
$          and capital securities with an aggregate liquidation preference of
$          , issuable in denominations of $1,000 per capital security.

     Before the capital securities are issued, the trust agreement for the Issuer Trust will be amended and restated in its entirety substantially in the form filed (or to be filed) with our SEC registration statement. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

     The Issuer Trust exists for the exclusive purposes of:

     - issuing and selling its trust securities;

     - using the proceeds from the sale of these trust securities to acquire the junior subordinated debentures from us; and

     - engaging in only those other activities necessary or incidental to these purposes (for example, registering the transfer of the trust securities).

     The payment terms of the junior subordinated debentures will be virtually the same as the terms of the Issuer Trust's capital securities.

     The Issuer Trust will own only the junior subordinated debentures. Its only source of funds to make payments on the capital securities will be the payments it receives from us on the junior subordinated debentures. The Issuer Trust will use the funds to make any cash payments due to holders of its capital securities.

     The Issuer Trust will also be a party to an expense agreement with GS Group. Under the terms of the expense agreement, the Issuer Trust will have the right to be reimbursed by us for certain expenses.

     The trust common securities of the Issuer Trust will rank equally, and payments on them will be made pro rata, with the capital securities of the Issuer Trust, except that upon the occurrence and continuance of an event of default under the amended and restated trust agreement resulting from an event of default under the subordinated debt indenture, our rights, as holder of the trust common securities, to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the capital securities of the Issuer Trust. See "Description of Capital Securities and Related Instruments -- Subordination of Trust Common Securities" in the accompanying prospectus. We will acquire trust common securities in an aggregate liquidation amount greater than or equal to 3% of the total capital of the Issuer Trust.

     Under certain circumstances, we may redeem the junior subordinated debentures that we sold to the Issuer Trust. If this happens, the Issuer Trust will redeem a like amount of the capital securities that it sold to the public and the trust common securities that it sold to us on a pro rata basis.

     Under certain circumstances, we may dissolve the Issuer Trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities. If this happens, holders of the capital securities will no longer have any interest in the Issuer Trust and will only own the junior subordinated debentures issued by us.

     Pursuant to the amended and restated trust agreement:

     - the Issuer Trust will have a term of approximately 31 years from the date it issues the trust securities, but may terminate earlier as provided in the amended and restated trust agreement;

     - the Issuer Trust's business and affairs will be conducted by its trustees;

     - the trustees will be appointed by us as holder of the trust common securities;

     - the trustees for the Issuer Trust will be The Bank of New York, as property trustee, and The Bank of New York, as Delaware trustee, and two individual administrative trustees who are employees or officers of GS Group or its affiliates. These trustees are also referred to as the "Issuer Trust trustees". The Bank of New York, as property trustee, will act as sole indenture trustee under the amended and restated trust agreement for purposes of compliance with the Trust Indenture Act of 1939. The Bank of New York will also act as a trustee under the guarantee and the subordinated debt indenture. See "Description of Capital Securities and Related Instruments -- Guarantees and Expense Agreements" and "-- Corresponding Subordinated Debt Securities" in the accompanying prospectus;

     - if an event of default under the amended and restated trust agreement for the Issuer Trust resulting from an event of default under the subordinated debt indenture with respect to the junior subordinated debentures has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for the Issuer Trust;

     - under all circumstances, only the holder of the trust common securities has the right to vote to appoint, remove or replace the administrative trustees;

     - the duties and obligations of each Issuer Trust trustee are governed by the amended and restated trust agreement; and

     - we will pay all fees and expenses related to the Issuer Trust and the offering of the capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer Trust.

                     DESCRIPTION OF THE CAPITAL SECURITIES

     The capital securities will be issued pursuant to the amended and restated trust agreement. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the capital securities will include those in the amended and restated trust agreement and those made part of the amended and restated trust agreement by the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the capital securities is not intended to be complete. You should read the following description together with the amended and restated trust agreement to help you understand the terms of the capital securities. A form of the amended and restated trust agreement has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

     The amended and restated trust agreement authorizes the administrative trustees to issue the capital securities and the trust common securities. The Issuer Trust's only assets will be the junior subordinated debentures, which will be issued under the subordinated debt indenture. The capital securities and trust common securities represent undivided preferred beneficial interests in the Issuer Trust's assets. All of the trust common securities will be owned, directly or indirectly, by GS Group. The trust common securities rank equally, and payments will be made on the trust common securities on a pro rata basis, with the capital securities. If an event of default under the amended and restated trust agreement has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, however, the rights of the holders of the trust common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The amended and restated trust agreement does not permit the Issuer Trust to issue any securities other than the capital securities and trust common securities or to incur any debt.

DISTRIBUTIONS

     Distributions on the capital securities will be cumulative and will accrue
from February   , 2004 at the annual rate of      % of liquidation amount of
each capital security. Distributions will be payable semi-annually in arrears on
February   and August   of each year, beginning on August   , 2004, to holders
of the capital securities. Distributions not paid when due for more than one semi-annual payment period will themselves accumulate interest (to the extent
legally permitted) at the annual rate of      % compounded semi-annually. The
Issuer Trust will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

     If distributions are payable on a date that is not a business day, then the Issuer Trust will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, the Issuer Trust will make the payment on the immediately preceding business day. A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

     The term "distributions" includes any semi-annual payments made on the capital securities and trust common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below and in the accompanying prospectus.

DEFERRAL OF DISTRIBUTIONS

     If we are not in default under the subordinated debt indenture, we may, on one or more occasions, defer the payment of interest on the junior subordinated debentures for up to 10 consecutive semi-annual periods, which we refer to in each case as an "extension period". Because interest payments on the junior subordinated debentures fund distributions on the capital securities, semi-annual distributions on the capital securities will be deferred during any extension period. During an extension period, the amount of distributions due to you on the capital securities will accumulate and these deferred distributions will accrue additional distributions (to the extent legally permitted) at the
annual rate of      % compounded semi-annually from the relevant payment date
for the distributions.

     We may not defer interest payments for any period of time:

     - that exceeds 10 consecutive semi-annual periods with respect to each extension period; or

     - that extends beyond the maturity date of the junior subordinated
       debentures on February   , 2034.

     During any extension period, neither we nor any of our subsidiaries may:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

     - make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem, any of our debt securities that rank on a parity in all respects with or junior in interest in all respects to the junior subordinated debentures; or

     - make any guarantee payment regarding any guarantee by us of debt securities of any of our subsidiaries if such guarantee ranks on a parity in all respects with or junior in interest in all respects to the junior subordinated debentures, in each case, other than:

     - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

     - as a result of any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

     - the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

     - any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights in accordance with any stockholders' rights plan;

     - any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock; and

     - payments under the guarantee, which is described under "Description of Capital Securities and Related Instruments -- Guarantees and Expense Agreements -- The Guarantees" in the accompanying prospectus and "Description of Guarantee" in this prospectus supplement.

     Prior to the termination of any extension period, we may further extend the payment of interest, provided that the extension period complies with the conditions above. Upon the termination of an extension period and the payment of all amounts then due under the subordinated debt indenture, we may elect to begin a new extension period as long as we comply with the above conditions. There may be more than one extension period prior to the maturity of the junior subordinated debentures. Deferral of interest payments is not an event of default under the subordinated debt indenture or the amended and restated trust agreement.

     If we elect to defer interest payments as described above, you will receive notice as described under "Description of the Junior Subordinated
Debentures -- Option to Extend Interest Payment Date" in this prospectus supplement. There is no limitation on the number of times that we may elect to defer interest payments and begin an extension period. If we elect to defer interest payments, you will be required to accrue and recognize income (in the form of original issue discount) for U.S. federal income tax purposes regardless of your actual receipt of the distributions, subject to any changes in the United States federal income tax laws.

PAYMENT OF DISTRIBUTIONS

     Distributions on the capital securities will be payable to holders named on the securities register of the Issuer Trust on the relevant record date. As long as the capital securities are represented by a global security (i.e., in book-entry form), the record date for the payment of distributions will be one business day before the relevant distribution date. If the capital securities are ever issued in certificated (i.e., non-book entry) form, the record dates for the capital securities will be the date 15 days prior to the relevant distribution date (whether or not a business day).

     As long as the capital securities are represented by a global security, DTC, the depositary for the capital securities (or its nominee), will be the sole holder of the capital securities and all payments on the capital securities will be made in immediately available funds to DTC in accordance with its applicable policies as described under "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus. Once a payment is made to DTC, neither we, the Issuer Trust nor any trustee will have any further responsibility for the payment or whether or how it is passed on to investors in the capital securities, and you will have to look solely to DTC and its direct and indirect participants through which you hold your interest in capital securities for receipt of payment. If the capital securities are ever issued in certificated form, payment of distributions on the capital securities will be made by check mailed on or before the due date to the holders of capital securities on the relevant record date.

     The Issuer Trust's only source of income is the payments we will make on the junior subordinated debentures. If we do not make payments on the junior subordinated debentures, the Issuer Trust will not have funds available to make payments on the capital securities. Although we will guarantee payment of distributions on the capital securities under the guarantee, we will be obligated to make a payment under the guarantee only if the Issuer Trust has the funds available to make the payment but fails to do so.

REDEMPTION

     The capital securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated debentures or their earlier redemption.
The junior subordinated debentures will mature on February   , 2034. Any
redemption of capital securities must occur as described in this section.

     If we repay or redeem the junior subordinated debentures at any time, the Issuer Trust will be obligated to redeem a like amount of capital securities and common trust securities. The redemption of the capital securities will occur on the redemption date, which means the date on which payment of the principal of those junior subordinated debentures becomes due under the subordinated debt indenture. The redemption price for the capital securities will be the total liquidation amount of the capital securities being redeemed, plus

     - accumulated but unpaid distributions up to and including the redemption date; and

     - the related amount of the premium or make-whole amount, if any, in excess of the total liquidation amount of the capital securities being redeemed, paid by us on the concurrent redemption of the junior subordinated debentures.

     We may redeem the junior subordinated debentures before their stated maturity as follows:

     - in whole at any time or in part from time to time, provided that no partial redemption may occur during an extension period; or

     - in whole at any time within 90 days after the occurrence of a tax event or investment company event.

     If we elect to redeem the junior subordinated debentures, we will do so at the relevant redemption price. The redemption price for the junior subordinated debentures will equal the greater of:

     - 100% of the principal amount of the junior subordinated debentures being redeemed, and

     - the premium or make-whole amount, if any, as determined by the quotation agent, equal to the sum of the present values of scheduled payments of
       principal and interest from the redemption date to February   , 2034 on
       the junior subordinated debentures being redeemed, discounted to the redemption date on a semi-annual basis at a discount rate equal to the
       treasury rate (as described below) plus a spread of      %, in the case
       of a redemption after the occurrence of a tax event or investment company
       event, or plus a spread of      %, in the case of any other redemption,

plus, in either case, accrued and unpaid interest on the junior subordinated debentures being redeemed.

     Because the spread percentage will be higher for a redemption after a tax event or investment company event than for a redemption in other circumstances, the premium or make-whole amount (and thus the redemption price) we will pay to redeem your capital securities will be lower if the redemption is due to an event of this kind than if it is not.

     The "quotation agent" will initially be Goldman, Sachs & Co. However, if Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer in New York City, we will replace them with another primary U.S. Government securities dealer.

     If less than all of the junior subordinated debentures are redeemed or repaid, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated approximately 3% to the trust common securities and 97% to the capital securities, except in the case of an event of default as a result of any failure by us to make any payments on the junior subordinated debentures when due after any applicable grace period (in which case 100% will be allocated to the capital securities). See "Description of Capital Securities and Related Instruments -- Subordination of Trust Common Securities" in the accompanying prospectus.

     The Issuer Trust cannot redeem less than all of the capital securities unless all accrued and unpaid distributions on the capital securities and trust common securities have been paid on or before the redemption date.

     A "tax event" means the receipt by the Issuer Trust of an opinion of counsel to the effect that, as a result of any tax change, there is more than an insubstantial risk that any of the following will occur:

     - the Issuer Trust is, or will be within 90 days after the date of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the junior subordinated debentures;

     - interest payable by us on the junior subordinated debentures is not, or within 90 days after the opinion of counsel will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

     - the Issuer Trust is, or will be within 90 days after the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     As used above, the term "tax change" means any of the following:

     - any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States, if the amendment or change is effective on or after the date the capital securities are issued; or

     - any official administrative pronouncement, including any private letter ruling, technical advice memorandum, field service advice, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt any procedures or regulations) or action or any judicial decision interpreting or applying such laws or regulations, whether or not the pronouncement, action or decision is issued to or in connection with a proceeding involving us or the Issuer Trust or is subject to review or appeal, if the pronouncement, action or decision is announced or occurs on or after the date of the issuance of the capital securities.

     An "investment company event" means the receipt by the Issuer Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations under the laws of the United States or of any political subdivision or governmental agency or regulatory authority of or in the United States, or as a result of any official administrative pronouncement, including any interpretation, release, no-action letter, regulatory procedure, notice or announcement (including any notice or announcement of an intent to adopt any interpretation, procedures or regulations) or action or any judicial decision interpreting or applying such laws or regulations, whether or not the pronouncement, action or decision is issued to or in connection with a proceeding involving us or the Issuer Trust or is subject to review or appeal, which amendment or change is effective, or which pronouncement, action or decision is announced or occurs, on or after the date of the issuance of the capital securities, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act.

     For purposes of determining the premium or make-whole amount, the "treasury rate" will be:

     - the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity most closely corresponding to the time
       period from the redemption date to February   , 2034, or if no maturity
       is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or

     - if the release or any successor release is not published during the week preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price (as described below) for the redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.

     The "comparable treasury issue", with respect to any redemption date, will be the U.S. Treasury security selected by the quotation agent as having a
maturity comparable to the time period from the redemption date to February   ,
2034 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to this time period. If no U.S. Treasury security has a maturity which is within a period from three months before to three months after
February   , 2034, the two most closely corresponding U.S. Treasury securities will be used as the comparable treasury issue, and the treasury rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

     The "comparable treasury price", with respect to any redemption date, will be (1) the average of five reference treasury dealer quotations (as described below) for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the subordinated debt trustee obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

     The "reference treasury dealer quotations" means, with respect to each reference treasury dealer (as described below) and any redemption date, the average, as determined by the subordinated debt trustee, of the bid and ask prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the subordinated debt trustee by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     The "reference treasury dealer" will be (1) the quotation agent or (2) any other primary U.S. Government securities dealer selected by the quotation agent after consultation with us.

     "Like amount" means, with respect to a redemption of any trust securities, trust securities having a liquidation amount equal to the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the subordinated debt indenture, the proceeds of which will be used to pay the redemption price of the trust securities. "Liquidation amount" means the stated amount per trust security of $1,000.

REDEMPTION PROCEDURES

     Holders will receive at least 30 days, but not more than 60 days, written notice before any redemption of capital securities. If there are accumulated and unpaid distributions on the capital securities that have not been paid on or before the redemption date, the Issuer Trust cannot redeem less than all of the capital securities.

     If (1) the Issuer Trust gives irrevocable notice of redemption of the capital securities, and (2) we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debentures, then on the redemption date, the property trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the capital securities being redeemed. The Issuer Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the capital securities. Distributions to be paid on or before the redemption date for any capital securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the capital securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the capital securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the preceding business day.

     If payment of the redemption amount for any capital securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by us under the guarantee, distributions on the capital securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the amount to be redeemed and the redemption price.

     If less than all of the capital securities are redeemed, the capital securities will be redeemed pro rata in accordance with DTC's applicable policies.

     In compliance with applicable law, including the U.S. federal securities laws, we or our affiliates may, at any time, repurchase outstanding capital securities by tender, in the open market, by private agreement or otherwise.

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     When we refer to a "trust event of default", we mean an event of default under the amended and restated trust agreement with respect to the capital securities. A trust event of default is any of the following:

     - any debenture event of default with respect to the junior subordinated debentures has occurred and is continuing;

     - default for 30 days by the Issuer Trust in the payment of any distribution on any capital security or common trust security of the Issuer Trust;

     - default by the Issuer Trust in the payment of the redemption price of any capital security or common trust security of the Issuer Trust;

     - failure by the Issuer Trust trustees to perform any other covenant or warranty in the amended and restated trust agreement for 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities give written notice of the default to us and the Issuer Trust trustees; or

     - bankruptcy, insolvency or reorganization of the property trustee and the failure by us to appoint a successor property trustee within 90 days.

     When we refer to a "debenture event of default", we mean an event of default under the subordinated debt indenture with respect to the junior subordinated debentures. A debenture event of default is any of the following:

     - GS Group does not pay the principal or any premium on any junior subordinated debenture on the due date;

     - GS Group does not pay interest on any junior subordinated debenture within 30 days after the due date;

     - GS Group remains in breach of any covenant contained in the subordinated debt indenture for the benefit of the junior subordinated debentures for 60 days after we receive a notice of default from the subordinated debt trustee or the holders of at least 10% in principal amount of the outstanding junior subordinated debentures stating that we are in breach and requiring us to remedy the breach;

     - GS Group files for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to GS Group occur. Those events must arise under U.S. federal or state law, unless GS Group has merged, consolidated or sold its assets as described under "Description of Debt Securities We May Offer -- Mergers and Similar Transactions" in the accompanying prospectus, and the successor firm is a non-U.S. entity.

     The Issuer Trust will not be obligated to pay any amount on the capital securities unless it has received payment of the corresponding amount on the junior subordinated debentures. Consequently, any failure of the Issuer Trust to make payment on the capital securities on a payment date will not result in a trust event of default unless (1) the Issuer Trust has received the corresponding payment from GS Group (and, in the case of an overdue distribution, a 30-day grace period has ended) or (2) GS Group has failed to make the corresponding payment when due under the subordinated debt indenture (and, in the case of any overdue interest, a 30-day grace period has ended), so that a debenture event of default occurs.

REMEDIES FOR TRUST EVENTS OF DEFAULT

     If a trust event of default has occurred and is continuing, the property trustee will be obligated to enforce the amended and restated trust agreement for the benefit of the holders of the trust securities, subject to the terms and conditions of that agreement. In the case of any trust event of default resulting from a debenture event of default, however, the property trustee will be obligated to act solely on behalf of the holders of capital securities and not on behalf of the holder of trust common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf, in each case until that trust event of default has been cured, waived or otherwise eliminated. The property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust agreement at the request of any holder of capital securities unless it is offered a reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred as a result.

REMEDIES FOR DEBENTURE EVENTS OF DEFAULT

     If a debenture event of default has occurred and is continuing, and if that debenture event of default is attributable to our failure to pay the principal of or any premium or interest on the junior subordinated debentures on the applicable due date (and after a 30-day grace period in the case of overdue interest), then a holder of capital securities may institute a legal proceeding against us directly to enforce the payment to the extent of the holder's capital securities. This means that the holder may directly sue for enforcement of payment to such holder of the principal of or premium or interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the holder's capital securities on or after the applicable due date specified in the junior subordinated debentures (and after a 30-day grace period in the case of overdue interest). The holder need not first (1) direct the property trustee to enforce the terms of the junior subordinated debentures or (2) sue to enforce the property trustee's rights under the junior subordinated debentures.

     In connection with a direct action, we will be subrogated to the rights of the holder of capital securities under the amended and restated trust agreement to the extent of any payment made by us to that holder in the direct action. This means that we will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that the holder receives or has already received full payment relating to the unpaid distribution from us.

     Upon the occurrence of a debenture event of default (other than certain bankruptcy-related events), the property trustee, on behalf of the Issuer Trust as the holder of the junior subordinated debentures, will have the right under the subordinated debt indenture to declare the principal of and interest on the junior subordinated debentures to be immediately due and payable. If the property trustee does not exercise this right, then the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities may, by giving notice in writing to us and the subordinated debt trustee, on behalf of the holders of all capital securities, exercise this right. The holders of a majority in liquidation amount of all outstanding capital securities may also, on behalf of all such holders, rescind any such declaration by holders of capital securities and may waive certain prior debenture events of default, as and to the extent described in "Description of Capital Securities and Related Instruments -- Corresponding Subordinated Debt Securities -- Enforcement of Certain Rights by Holders of Capital Securities" in the accompanying prospectus. Except for the right to bring a direct action, to declare amounts immediately due and payable, to rescind such a declaration and to waive certain past debenture events of default as described above, the holders of capital securities will have no right to exercise any remedy or take any other action under the subordinated debt indenture, and only the property trustee or the subordinated debt trustee will be entitled to do so as provided in the subordinated debt indenture.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     We will have the right at any time to cause the dissolution of the Issuer Trust and cause the junior subordinated debentures to be distributed pro rata to the holders of the capital securities and trust common securities. If the junior subordinated debentures are distributed to the holders of the capital securities, we will use our best efforts to cause the junior subordinated debentures to be listed on any exchange on which the capital securities are then listed.

     After the date for any distribution of junior subordinated debentures upon dissolution of the Issuer Trust:

     - the capital securities will no longer be deemed to be outstanding;

     - DTC or its nominee, as record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon such distribution; and

     - any certificates representing capital securities or trust common securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accumulated and unpaid interest equal to accumulated and unpaid distributions on, such capital securities until such certificates are presented to the Issuer Trust or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the capital securities or the junior subordinated debentures that may be distributed in exchange for the capital securities if the Issuer Trust were to dissolve or liquidate. This means that the capital securities that an investor may purchase, whether in connection with this offering or in the secondary market, or the junior subordinated debentures that an investor may receive if the Issuer Trust were to dissolve or liquidate, may trade at a discount to the price that the investor paid to purchase the capital securities in this offering or in the secondary market. See "Risk Factors -- The Issuer Trust May Distribute the Junior Subordinated Debentures in Exchange for the Capital Securities, Which Could Affect the Market Price and Could Be a Taxable Event", in this prospectus supplement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the amended and restated trust agreement, the Issuer Trust will dissolve upon the earliest of:

     - the expiration of its term of approximately 31 years;

     - certain events of bankruptcy, dissolution or liquidation of the holder of the trust common securities;

     - the distribution of a like amount of the junior subordinated debentures to the holders of its capital securities, if we have given written direction to the property trustee to terminate the Issuer Trust (such written direction by us is optional and solely within our discretion);

     - redemption of all of the capital securities as described under "-- Redemption"; or

     - the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

     We refer to any of these events as a "dissolution event".

     Upon the occurrence of a dissolution event, the holders of capital securities will be entitled to receive out of the Issuer Trust's assets, after satisfaction of liabilities to creditors, if any, distributions in an amount equal to the aggregate of the liquidation amount of $1,000 per capital security plus accumulated and unpaid distributions thereon to the payment date. However, such holders will not receive this distribution if the Issuer Trust instead distributes on a ratable basis to the holders of the capital securities junior subordinated debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate equal to the distribution rate of, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on, such capital securities.

     If this distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by the Issuer Trust on the capital securities will be paid on a ratable basis. The holder of the trust common securities will be entitled to receive distribution upon any such dissolution event on a ratable basis with the holders of the capital securities, except that if a trust event of default resulting from a debenture event of default has occurred and is continuing, the capital securities will have a preference over the trust common securities with regard to such distributions.

VOTING RIGHTS; AMENDMENT OF THE AMENDED AND RESTATED TRUST AGREEMENT

     Except as provided below and under "Description of Capital Securities and Related Instruments -- Guarantees and Expense Agreements -- Amendments and Assignment" in the accompanying prospectus and as otherwise required by law and the amended and restated trust agreement, the holders of the capital securities will have no voting rights or the right to in any manner control the administration, operation or management of the Issuer Trust.

     We may (but, for the avoidance of any doubt, we are not required to) amend the amended and restated trust agreement from time to time, without the consent of the holders of the capital securities:

     - to cure any ambiguity, correct or supplement any provisions in the amended and restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the amended and restated trust agreement, which will not be inconsistent with the other provisions of the amended and restated trust agreement; or

     - to modify, eliminate or add to any provisions of the amended and restated trust agreement as necessary to ensure that the Issuer Trust:

      - will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any capital securities are outstanding, or

      - will not be required to register as an "investment company" under the Investment Company Act of 1940;

provided that:

     - no such amendment will adversely affect in any material respect the rights of the holders of the capital securities; and

     - any such amendment will become effective when notice of the amendment is given to the holders of the capital securities.

     The amended and restated trust agreement may be amended by us with:

     - the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding capital securities; and

     - receipt by the Issuer Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Issuer Trust trustees in accordance with the amendment will not cause the Issuer Trust to be taxable as a corporation or affect the Issuer Trust's status as a grantor trust for U.S. federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act of 1940;

provided that, without the consent of the holder of each capital security, the amended and restated trust agreement may not be amended to:

     - reduce the amount or change the timing of any distribution on such capital security or otherwise adversely affect the amount of any distribution required to be made in respect of such capital security when due and payable; or

     - restrict the right of such holder to institute suit for the enforcement of any such payment on such capital security on or after the date when due and payable.

     So long as the junior subordinated debentures are held by the Issuer Trust, the property trustee will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

     - waive any past default with respect to the junior subordinated debentures that is waivable under the subordinated debt indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     - consent to any amendment, modification or termination of the subordinated debt indenture or the junior subordinated debentures, where this consent is required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities; provided, however, that where a consent under the subordinated debt indenture would require the consent of each holder of junior subordinated debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the related capital securities. The Issuer Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The property trustee will notify each holder of capital securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the Issuer Trust trustees will obtain an opinion of counsel to the effect that:

     - the Issuer Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

     - the action would not cause the Issuer Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

     Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The administrative trustees or, at the written request of the administrative trustees, the property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, to be given to each holder of record of capital securities in the manner set forth in the amended and restated trust agreement.

     No vote or consent of the holders of capital securities will be required for the Issuer Trust to redeem and cancel the capital securities in accordance with the amended and restated trust agreement.

     Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the Issuer Trust trustees or any affiliate of us or the Issuer Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

REMOVAL OF ISSUER TRUST TRUSTEE

     Unless a debenture event of default has occurred and is continuing, any Issuer Trust trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. No resignation or removal of an Issuer Trust trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the amended and restated trust agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Issuer Trust may not merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person except as described under "Description of Capital Securities and Related
Instruments -- Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trusts" in the accompanying prospectus.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     Other than during the occurrence and continuation of an event of default, the property trustee undertakes to perform only such duties as are specifically set forth in the amended and restated trust agreement. After such a default, the property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust agreement at the request of any holder of capital securities unless it is offered a reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the amended and restated trust agreement or is unsure of the application of any provision in the amended and restated trust agreement, and the matter is not one on which holders of the capital securities are entitled under the amended and restated trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the capital securities and will have no liability except for its own bad faith, negligence or willful misconduct. The property trustee also serves as the trustee under the guarantee and as the trustee under the subordinated debt indenture.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     The property trustee will act as registrar, transfer agent and paying agent for the capital securities. If the capital securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the capital securities may be listed at such time. The paying agent may resign as paying agent upon 30 days' written notice to the Issuer Trust trustees and us. In the event that the property trustee is no longer the paying agent, the property trustee will appoint a successor to act as paying agent, which must be a bank or trust company acceptable to the administrative trustees.

     Registration of transfers of capital securities will be made without charge by the Issuer Trust or its agents, but the transferor must pay any tax or other governmental charges that may be imposed in relation to the transfer, together with any indemnity that the relevant Issuer Trust, GS Group or the transfer agent may require.

     The Issuer Trust will not be required to register or cause to be registered the transfer of the capital securities after such capital securities have been called for redemption.

GOVERNING LAW

     The amended and restated trust agreement and the capital securities will be governed by the laws of the State of Delaware.

MISCELLANEOUS

     The administrative trustees are authorized and directed to operate the Issuer Trust in such a way so that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act of 1940, or be characterized as other than a grantor trust for U.S. federal income tax purposes. GS Group is authorized and directed to conduct its affairs so that the junior subordinated debentures will be treated as indebtedness of GS Group for U.S. federal income tax purposes. In this connection, GS Group and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the Issuer Trust's certificate of trust or the certificate of incorporation of GS Group, that each of GS Group and the administrative trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the capital securities or vary the terms of the capital securities.

     Holders of the capital securities have no preemptive rights.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The following, together with "Description of Capital Securities and Related Instruments -- Corresponding Subordinated Debt Securities" in the accompanying prospectus, is a description of the material terms of the junior subordinated debentures and the subordinated debt indenture under which they are to be issued. If the description of the junior subordinated debentures and subordinated debt indenture set forth in this prospectus supplement differs in any way from the description set forth in the accompanying prospectus, you should rely on the description set forth in this prospectus supplement. Forms of the subordinated debt indenture (including the related supplemental indenture referenced below) have been filed as exhibits to the registration statement of which the accompanying prospectus forms a part.

     The terms of the junior subordinated debentures will include those made part of the subordinated debt indenture by the Trust Indenture Act of 1939. Whenever particular defined terms of the subordinated debt indenture (as supplemented or amended from time to time with respect to the capital securities) are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

GENERAL

     The      % Junior Subordinated Debentures Due February   , 2034, which we
refer to in this prospectus supplement as the "junior subordinated debentures", will be issued as unsecured debt under the subordinated debt indenture to be entered into on the original issue date between GS Group and The Bank of New York, as trustee. The subordinated debt indenture will be modified with respect to the junior subordinated debentures pursuant to the supplemental indenture, to be entered into on the original issue date between GS Group and The Bank of New York, as trustee. This indenture (as modified by the supplemental indenture and as it may be further modified from time to time) is referred to as the "subordinated debt indenture" and the related trustee is referred to as the "subordinated debt trustee". The junior subordinated debentures are a separate series of our subordinated debt securities and will constitute the "corresponding subordinated debt securities" with respect to the capital securities we are offering. For a description of the rights of the holders of subordinated debt securities and corresponding subordinated debt securities, see "Description of Debt Securities We May Offer" and "Description of Capital Securities and Related Instruments -- Corresponding Subordinated Debt Securities" in the accompanying prospectus. To the extent the description of the provisions of the junior subordinated debentures and the subordinated debt indenture in this prospectus supplement are inconsistent with the description set forth in those sections of the accompanying prospectus, the description in this prospectus supplement controls.

     The junior subordinated debentures will be limited in aggregate principal
amount to approximately $          . This amount is the sum of the aggregate
stated liquidation amount of the capital securities and the trust common securities. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest (as defined below), if any, on
February   , 2034.

     The junior subordinated debentures will be issued only in certificated form and registered only in the name of the Issuer Trust (or the property trustee on its behalf), which will be the sole registered owner and holder of the junior subordinated debentures for all purposes of the subordinated debt indenture. This will be the case unless and until we cause the Issuer Trust to distribute the junior subordinated debentures to the holders of capital securities in exchange for their capital securities as described below. We expect that, if such a distribution and exchange occurred, the junior subordinated debentures would be issued in the form of a global security registered in the name of DTC (or its nominee), which would then be the sole registered owner and holder of the junior subordinated debentures for all purposes (unless the property trustee decided to distribute the junior subordinated debentures in certificated form). Once issued in global form, the junior subordinated debentures could not thereafter be exchanged for junior subordinated debentures in certificated form except in the limited circumstances described in the accompanying prospectus under "Legal Ownership and Book-Entry Issuance". While the junior subordinated debentures were in global form, all payments in respect thereof would be made only to, and the rights and remedies of holders of the junior subordinated debentures would be exercisable only by, DTC or any successor depositary (or its nominee) as the registered holder, all as described in that section of the accompanying prospectus.

     In the event that junior subordinated debentures were issued in certificated form after an exchange, they would be in denominations of $1,000 and integral multiples thereof. Also, in that event, principal and interest on the junior subordinated debentures would be payable, transfers of the junior subordinated debentures would be registrable and junior subordinated debentures would be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of the subordinated debt trustee in New York, New York. Payment of interest could be made at our option by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the person entitled thereto.

     We have the right to dissolve the Issuer Trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities and the trust common securities at any time in our sole discretion. See "Description of the Capital Securities and Related Instruments -- Liquidation Distribution Upon Dissolution" in the accompanying prospectus.

     The subordinated debt indenture does not contain provisions that would afford holders of junior subordinated debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

     The subordinated debt indenture does not restrict GS Group's ability to participate in a merger or other business combination or any other transaction, except to the limited extent described under "Description of Debt Securities We May Offer -- Mergers and Similar Transactions" in the accompanying prospectus.

     The subordinated debt indenture does not include restrictions on liens that apply to our senior indebtedness.

INTEREST RATE AND MATURITY

     The junior subordinated debentures will mature on February , 2034 and will bear interest at a per annum rate equal to % of their outstanding principal
amount, payable semi-annually in arrears on February   and August   of each
year, beginning August   , 2004. If the junior subordinated debentures are
represented by a global security, the applicable record date will be one business day before the relevant payment date. If the junior subordinated debentures are issued in certificated form (unless held by the property trustee), applicable record dates for each interest payment will be the first day of the month in which the relevant interest payment date occurs, even if that day is not a business day. Interest payments that are being deferred past their scheduled payment date as described below will themselves accrue
additional interest (to the extent legally permitted) at the annual rate of    %
compounded semi-annually. See "-- Option to Extend Interest Payment Date" below. When we refer to any payment of interest, interest includes such additional interest and any additional amount (as described below). Each date on which interest is due and payable (but for any deferral) is called an "interest payment date".

     The subordinated debt trustee will compute the amount of interest payable for any period on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

     If interest is payable on a date that is not a business day, then GS Group will pay the interest payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, GS Group will make the payment on the immediately preceding business day.

     The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the capital securities. The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity of the junior subordinated debentures.

SUBORDINATION

     Holders of capital securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on the junior subordinated debentures. The junior subordinate debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture and as described below.

     Neither the junior subordinated debentures nor the guarantee will limit our ability to incur any additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. We estimate that we had senior indebtedness of approximately $89 billion outstanding at August 29, 2003. GS Group has incurred additional senior indebtedness since that date. In addition, because we are a holding company, the junior subordinated debentures will effectively rank junior to all existing and future debt and other liabilities of GS Group's subsidiaries.

DEFINITION OF SENIOR INDEBTEDNESS

     As used in this section, the term "senior indebtedness" means (1) senior debt (as described below), but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business, and (2) the allocable amounts of senior subordinated debt (as described below). For this purpose, accrued liabilities arising in the ordinary course of business do not include indebtedness for money borrowed.

     "Senior debt" means any obligation of GS Group to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not senior debt; provided that senior debt does not include senior subordinated debt or junior subordinated debt.

     "Senior subordinated debt" means any obligation of GS Group to its creditors, whether now outstanding or subsequently incurred, as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is subordinate and junior in right of payment to senior debt pursuant to subordination provisions (including the definition of senior debt) that are not substantially similar to those applicable to the junior subordinated debentures (provided that the obligation is not subordinate and junior in right of payment to junior subordinated debt).

     "Junior subordinated debt" means any obligation of GS Group to its creditors, whether now outstanding or subsequently incurred, as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is subordinated and junior in right of payment to senior indebtedness pursuant to subordination provisions (including the definition of senior indebtedness) substantially similar to those applicable to the junior subordinated debentures. "Junior subordinated debt" includes the junior subordinated debentures.

     "Allocable amounts", when used with respect to any senior subordinated debt, means the amount necessary to pay all principal of and premium and interest, if any, on such senior subordinated debt in full less, if applicable, any portion of such amount which would have been paid to, and retained by, the holders of such senior subordinated debt (whether as a result of the receipt of payments by the holders of such senior subordinated debt from GS Group, the trustee in respect thereof or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such senior subordinated debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such senior subordinated debt) but for the fact that such senior subordinated debt is subordinate or junior in right of payment to trade accounts payable or accrued liabilities arising in the ordinary course of business.

     The definition of senior indebtedness that applies with respect to the junior subordinated debentures may be different from the definition that applies to other subordinated debt securities issued under the subordinated debt indenture or with respect to any other subordinated indebtedness that we have incurred or may incur in the future.

     Because of the definition of senior indebtedness, the junior subordinated debentures will be subordinated in right of payment to virtually all our obligations to our creditors, including most of those that may be subordinated to other obligations, except for trade accounts payable and accrued liabilities arising in the ordinary course of business, the junior subordinated debentures and any comparable series of debentures that we may offer in the future.

SUBORDINATION PROVISIONS

     The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any junior subordinated debentures in the following circumstances:

     - In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

     - (a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

     - In the event that any subordinated debt securities have been declared due and payable before their stated maturity.

     If the subordinated debt trustee or the Issuer Trust receives any payment or distribution that is prohibited under the subordination provisions, then the subordinated debt trustee or the Issuer Trust will have to repay that money to the holders of the senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the junior subordinated debentures, we will be in default on our obligations if we do not make the payment when due. This means that the subordinated debt trustee and the Issuer Trust can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

     The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of junior subordinated debentures to comply with the subordination provisions.

OPTION TO EXTEND INTEREST PAYMENT DATE

     If no debenture event of default has occurred or is continuing with respect to the junior subordinated debentures, we may, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 10 consecutive semi-annual periods, referred to as an "extension period". An extension period may not extend beyond the maturity of the junior subordinated debentures on
February   , 2034, and may not end on a date other than an interest payment date. No interest will be due and payable on the junior subordinated debentures until the end of the extension period unless the junior subordinated debentures are redeemed prior to such time. This applies to any interest that may become due and payable, but as to which the 30-day grace period has not ended, before the extension period begins. Deferral of interest during an extension period will not result in any default or event of default in respect of the junior subordinated debentures or the capital securities.

     If the property trustee is the only registered holder of the junior subordinated debentures, we will give the administrative trustees, the property trustee and the subordinated debt trustee notice if we decide to defer interest payments on the junior subordinated debentures as specified in the terms of the junior subordinated debentures. The administrative trustees will then notify the holders of the capital securities of our decision to defer interest payments on the junior subordinated debentures. If the property trustee is not the only registered holder of the junior subordinated debentures, we will notify holders of junior subordinated debentures and the subordinated debt trustee of our election to defer interest payments on the junior subordinated debentures. There is no limitation on the number of times that we may elect to begin an extension period, so long as we are not in default under the subordinated debt indenture. For more information on our option to extend any interest payment period on the junior subordinated debentures and the relation of such extension to payment of distributions on the capital securities, see "Description of the Capital Securities -- Deferral of Distributions" in this prospectus supplement.

REDEMPTION

     We may redeem the junior subordinated debentures before their maturity:

     - in whole at any time, or in part from time to time, provided that no partial redemption may occur during an extension period, or

     - in whole, but not in part, within 90 days after the occurrence of a tax event or investment company event,

in each case at a redemption price as described above under "Description of the Capital Securities -- Redemption".

     In the event of a tax event, we will pay any and all taxes, duties, assessments or governmental charges that may be owed by the Issuer Trust to the United States or any other taxing authority.

ADDITIONAL AMOUNTS

     If a tax event has occurred while the property trustee holds any junior subordinated debentures and the Issuer Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional amounts on the junior subordinated debentures. The amount of any additional amounts will be an amount sufficient so that the net amounts received and retained by the Issuer Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Issuer Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Issuer Trust will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other charges.

GOVERNING LAW

     The junior subordinated debentures and the subordinated debt indenture will be governed by New York law.

                            DESCRIPTION OF GUARANTEE

     The following, together with "Description of Capital Securities and Related Instruments -- Guarantees and Expense Agreements" in the accompanying prospectus, is a description of the material terms of the guarantee. If the description of the guarantee set forth in this prospectus supplement differs in any way from the description set forth in the accompanying prospectus, you should rely on the description set forth in this prospectus supplement.

     The following payments on the outstanding capital securities (the "guarantee payments"), if not fully paid by the Issuer Trust, will be paid by GS Group under the guarantee, without duplication:

     - any accumulated and unpaid distributions required to be paid on the capital securities, to the extent the Issuer Trust has funds available to make the payment;

     - the redemption price for any capital securities called for redemption, to the extent the Issuer Trust has funds available to make payment; and

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust, other than in connection with a distribution of the junior subordinated debentures to the holders of the capital securities, the lesser of:

      (1) the aggregate of the $1,000 liquidation amount and all accumulated and unpaid distributions on the capital securities to the date of payment, to the extent the Issuer Trust has funds available to make the payment; and

      (2) the amount of assets of the Issuer Trust remaining available for distribution to holders of the capital securities upon liquidation of the Issuer Trust.

     GS Group's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by GS Group to the holders of the capital securities or by causing the Issuer Trust to pay the amounts to the holders.

     If GS Group does not make a required payment on the junior subordinated debentures, the Issuer Trust will not have sufficient funds to make the related payment on the capital securities. The guarantee does not cover payments on the capital securities when the Issuer Trust does not have sufficient funds to make these payments. If GS Group does not pay any amounts on the junior subordinated debentures when due, holders of the capital securities will have to rely on the enforcement by the property trustee of the trustee's rights as registered holder of the junior subordinated debentures, or proceed directly against GS Group for payment of any amounts due on the capital securities. GS Group's obligations under the guarantee are unsecured and are subordinated and junior in right of payment to all of GS Group's secured and senior debt, and rank on a parity with all other similar guarantees issued by GS Group.

     The guarantee will be governed by New York law.

                        DESCRIPTION OF EXPENSE AGREEMENT

     Pursuant to an expense agreement that we will enter into with the Issuer Trust, we will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer Trust becomes indebted or liable the full payment of any costs, expenses or liabilities of the Issuer Trust, other than obligations of the Issuer Trust to pay to the holders of any capital securities or other similar interests in the Issuer Trust the amounts owed to holders pursuant to the terms of the capital securities or other similar interests, as the case may be. The expense agreement will be enforceable by third parties.

     Our obligations under the expense agreement will be subordinated in right of payment to the same extent as the guarantee. Our obligations under the expense agreement will be subject to provisions regarding amendment, termination, assignment, succession and governing law similar to those applicable to the guarantee.

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES
                          AND THE RELATED INSTRUMENTS

     GS Group will guarantee payments of distributions and redemption and liquidation payments due on the capital securities to the extent the Issuer Trust has funds available for such payment, as described under "Description of Guarantee" above. No single document executed by GS Group will provide for the full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the amended and restated trust agreement and the subordinated debt indenture, together with the expense agreement, that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations under the capital securities.

     As long as GS Group pays interest and other payments when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and redemption and liquidation payments due on the capital securities, primarily because:

     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the capital securities and the trust common securities;

     - the interest rate and the interest and other payment dates on junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

     - GS Group will pay, under the expense agreement, for any and all costs, expenses and liabilities of the Issuer Trust, except withholding taxes and the Issuer Trust's obligations to holders of the capital securities and the trust common securities; and

     - the amended and restated trust agreement provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

     A default or event of default under any senior indebtedness of GS Group would not necessarily constitute a default or event of default under the capital securities. However, if certain defaults under senior indebtedness or certain events of bankruptcy, insolvency or reorganization occur, or if the junior subordinated debentures are declared due before their stated maturity, the subordinated debt indenture provides that no payments may be made on the junior subordinated debentures until the senior indebtedness has been paid in full. See "Description of the Junior Subordinated Debentures -- Subordination" in this prospectus supplement. See also "Description of Capital Securities and Related Instruments -- Relationship Among the Capital Securities and the Related Instruments" in the accompanying prospectus.

              SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following supplements the discussion under "United States
Taxation -- Taxation of Capital Securities" in the accompanying prospectus.

     If you are a U.S. holder who acquires your capital securities other than on their original issue date at their offering price, special rules regarding market discount and amortizable bond premium may apply. Please see "United States Taxation -- Taxation of Debt Securities -- United States
Holders -- Original Issue Discount -- Market Discount" and "United States Taxation -- Taxation of Debt Securities -- United States Holders -- Debt Securities Purchased at a Premium" in the accompanying prospectus for a description of these special rules.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     If you are a fiduciary of a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), you should consider the fiduciary standards of ERISA and the plan's particular circumstances before deciding to invest in the capital securities. You should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and whether the investment would be consistent with the terms of the plan and the other agreements which apply to plan investments.

     A fiduciary of a plan subject to ERISA, as well as any person investing on behalf of a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), such as an individual retirement account or Keogh plan, or any entity whose underlying assets include "plan assets" by reason of such a plan's investment in such entity (collectively, "Plans") should also consider whether an investment in the capital securities could result in a prohibited transaction. ERISA and the Code prohibit a Plan from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Plan. A violation of these prohibited transaction rules may result in the imposition of a substantial excise tax under the Code and other liabilities and adverse consequences under ERISA, unless an exemption is available. Employee benefit plans that are governmental plans, certain church plans or foreign plans generally are not subject to the prohibited transaction rules of ERISA and the Code, or to the fiduciary standards of ERISA, but may be subject to similar restrictions under applicable federal, state, local or foreign law.

     Under a regulation (the "Plan Asset Regulation") issued by the U.S. Department of Labor, the assets of the Issuer Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Issuer Trust and no exception were applicable under the Plan Asset Regulation. An "equity interest" is defined in the Plan Asset Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. For purposes of the Plan Asset Regulation, the capital securities are likely to be treated as "equity interests" in the Issuer Trust.

     Pursuant to an exception contained in the Plan Asset Regulation, the assets of the Issuer Trust will not be deemed to be "plan assets" of investing Plans if the capital securities are "publicly offered securities" -- that is, they are
(i) part of a class of securities that is "widely held", i.e., held by 100 or more investors who are independent of the issuer and each other, (ii) freely transferable and (iii) either (a) part of a class of securities registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "34 Act") or
(b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the 34 Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Although no assurances can be given, the underwriters believe that the capital securities will meet the foregoing criteria for treatment as publicly offered securities within the meaning of the Plan Asset Regulation.

     Even if the assets of the Issuer Trust are not considered plan assets of any Plan, it is possible that Goldman Sachs might be considered a "party in interest" or "disqualified person" with respect to a Plan by reason of, for example, the provision of services by Goldman Sachs or its affiliates to the Plan. In that event, the purchase of capital securities by any such Plan might be considered to result in a prohibited transaction unless an exemption applies. Accordingly, the capital securities may not be purchased or held by any Plan unless one of the following Prohibited Transaction Class Exemptions ("PTCEs") issued by the Department of Labor (or a similar exemption or exception) applies to the Plan's purchase and holding of the capital securities: (i) PTCE 96-23 for transactions effected on behalf of the Plan by an in-house asset manager, (ii) PTCE 95-60 for transactions involving insurance company general accounts, (iii) PTCE 91-38 for transactions involving bank collective investment funds, (iv) PTCE 90-1 for transactions involving insurance company separate accounts, or (v) PTCE 84-14 for transactions effected on behalf of the Plan by an independent qualified professional asset manager. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.

     Any purchaser or holder of capital securities or any interest therein will be deemed to have represented and warranted to Goldman Sachs and the Issuer Trust, by its purchase and holding of such capital securities, that:

          (a) it is not a Plan and is not purchasing such capital securities or interest therein on behalf of, or with plan assets of, any Plan,

          (b) its purchase and holding of the capital securities will not be prohibited transactions because they are covered by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or a similar exemption or exception), or

          (c) it is a governmental or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code, and its purchase and holding of capital securities is not otherwise prohibited under any similar applicable law.

Due to the complexity of these rules and the penalties that may be imposed on persons involved in nonexempt prohibited transactions, it is important that any fiduciaries or other persons considering the purchase of capital securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences under ERISA and the Code if the assets of the Issuer Trust were deemed to be "plan assets" and the availability of exemptive relief from the prohibited transaction rules.

                           VALIDITY OF THE SECURITIES

     The validity of the capital securities will be passed upon for The Goldman Sachs Group, Inc. by Richards, Layton & Finger, P.A., Wilmington, Delaware, and the validity of the junior subordinated debentures and the guarantee will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent us on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. and the Issuer Trust in connection with the offering of the capital securities described in this prospectus supplement.

                                  UNDERWRITING

     The Goldman Sachs Group, Inc., the Issuer Trust and the underwriters for the offering named below have entered into an underwriting agreement with respect to the capital securities. Subject to certain conditions, each underwriter has severally agreed to purchase the respective liquidation amount of capital securities indicated in the following table.

                                                               Liquidation
                                                                Amount of
                                                                 Capital
                        Underwriters                            Securities
                        ------------                          --------------
Goldman, Sachs & Co. .......................................
                                                              --------------
          Total.............................................
                                                              ==============

     The underwriters are committed to take and pay for all of the capital securities being offered, if any are taken.

     Capital securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any capital securities sold by the underwriters to securities dealers may be sold at a discount from the initial public offering
price of up to $          per capital security. Any such securities dealers may
resell any capital securities purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to
$          per capital security. If all the capital securities are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

     The underwriters intend to offer the capital securities for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the capital securities for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

     The capital securities are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Goldman Sachs International that Goldman, Sachs & Co. and Goldman Sachs International intend to make a market in the capital securities. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the capital securities.

     Please note that the information about the original issue date, original issue price and net proceeds to the Issuer Trust on the front cover page relates only to the initial sale of the capital securities. If you have purchased a capital security in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     The offering is being conducted in accordance with the applicable provisions of Rule 2810 of the Conduct Rules of the NASD. Offers and sales of capital securities will be made only to (i) "qualified institutional buyers", as defined in Rule 144A under the Securities Act, and (ii) institutional "accredited investors", as defined in Rule 501(a)(1)-(3) of Regulation D under the Securities Act. In addition, none of the named underwriters is permitted to sell capital securities in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of such capital securities, will not offer or sell any capital securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any capital securities in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc. and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the capital securities in, from or otherwise involving the United Kingdom.

     The capital securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     The capital securities may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the capital securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to capital securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the capital securities may not be circulated or distributed, nor may the capital securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the capital securities to the public in Singapore.

     Each underwriter has acknowledged and agreed that the capital securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except
(i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer capital securities in Japan to a list of 49 offerees in accordance with the above provisions.

     The Issuer Trust estimates that its share of the total offering expenses, excluding underwriting discounts and commissions (which are being paid by GS Group), whether paid to Goldman, Sachs & Co. or any other underwriter, will be
approximately $          .

     The Issuer Trust and The Goldman Sachs Group, Inc. have each agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the capital securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            -----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                  Page
                                                  ----
Summary.........................................   S-2
Risk Factors....................................   S-6
Ratio of Earnings to Fixed Charges..............   S-9
Use of Proceeds.................................   S-9
The Issuer Trust................................  S-10
Description of the Capital Securities...........  S-12
Description of the Junior Subordinated
  Debentures....................................  S-25
Description of Guarantee........................  S-31
Description of Expense Agreement................  S-31
Relationship Among the Capital Securities and
  the Related Instruments.......................  S-32
Supplemental U.S. Federal Income Tax
  Considerations................................  S-33
Employee Retirement Income Security Act.........  S-34
Validity of the Securities......................  S-36
Underwriting....................................  S-37

                      Prospectus
Available Information...........................     2
Prospectus Summary..............................     4
Ratio of Earnings to Fixed Charges..............     8
Use of Proceeds.................................     8
Description of Debt Securities We May Offer.....     9
Description of Warrants We May Offer............    31
Description of Purchase Contracts We May
  Offer.........................................    48
Description of Units We May Offer...............    53
Description of Preferred Stock We May Offer.....    58
The Issuer Trusts...............................    66
Description of Capital Securities and Related
  Instruments...................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc. ............................    69
Legal Ownership and Book-Entry Issuance.........    98
Considerations Relating to Securities Issued in
  Bearer Form...................................   104
Considerations Relating to Indexed Securities...   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency......................   112
Considerations Relating to Capital Securities...   115
United States Taxation..........................   118
Plan of Distribution............................   141
Employee Retirement Income Security Act.........   144
Validity of the Securities......................   144
Experts.........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995......   145

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                                $

                            GOLDMAN SACHS CAPITAL I

                                % Capital Securities
                         (Liquidation amount $1,000 per
                               capital security)

                      Fully and unconditionally guaranteed
                       to the extent described herein by

                         THE GOLDMAN SACHS GROUP, INC.

                            -----------------------

                              [GOLDMAN SACHS LOGO]

                            -----------------------

                              GOLDMAN, SACHS & CO.

            -------------------------------------------------------
            -------------------------------------------------------